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                                                                    EXHIBIT 99.1



[GREY WOLF LOGO]

                                                                   PRESS RELEASE

                                   Contact:  David W. Wehlmann
                                             Senior Vice President & Chief
                                             Financial Officer
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                                AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS - FEBRUARY 8, 1999, GREY WOLF, INC. ANNOUNCES PRETAX, NON-CASH IMPAIRMENT CHARGE OF APPROXIMATELY $93 MILLION

HOUSTON, Texas, February 8, 1999--Grey Wolf, Inc. ("Grey Wolf" or the "Company")(AMEX-GW), announced today that it will recognize a pretax, non-cash charge of approximately $93 million in the fourth quarter of 1998 as a result of a Statement of Financial Accounting Standards No. 121 (SFAS No. 121) asset impairment. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment is recorded based on certain estimates and projections and is subject to audit by the Company's independent auditors in conjunction with their normal year-end audit.

The Company's customers, which range from small independent to major oil and gas exploration and production companies, have been negatively impacted by the current low commodity price environment and as such, have cut and in some cases completely curtailed their drilling programs. As a result, the number of rigs drilling for oil and gas in the United States as reported by Baker Hughes, Inc. has dropped to the lowest level since 1944, the first year records were kept. As such, demand for the Company's services and the day rates received for those services have declined significantly.

Implicit in the application of SFAS 121 are certain estimates and projections. These estimates and projections are forwarding-looking statements within the meaning of the Securities Act of 1933 and Securities Exchange Act of 1934. The specific forward-looking statements cover rig supply and demand, rig attrition, new construction costs, anticipated capital expenditures, expected utilization, expected day rates, spending by customers, demand for the Company's services and the future prices for oil and gas. These forward-looking statements are subject to a number of risks and uncertainties and actual results may differ materially. Please refer to our exchange offer prospectus dated July 6, 1998 for additional information concerning risk factors that could cause actual results to differ from these forward-looking statements.

Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the United States and Venezuela with a total drilling rig fleet of 125.

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GREY WOLF, INC.
10370 Richmond Avenue * Suite 600 * Houston, Texas 77042-4136
(713) 435-6100
(713) 435-6170 Fax